Exhibit 3.3

AMENDMENT TO

RESTATED BYLAWS OF

RUTHIGEN, INC.

Pursuant to Article X of the Restated Bylaws (the “Bylaws”) of Ruthigen, Inc., a Delaware corporation (the “Corporation”), the Board of Directors of the Corporation, by unanimous written consent dated June 10, 2015, adopted the following amendment to the Corporation’s Bylaws (the “Bylaws Amendment”), effective upon the closing of the merger between Pulmatrix Inc., a Delaware corporation (“Pulmatrix”), and Ruthigen Merger Corp., a Delaware corporation and a wholly owned subsidiary of the Corporation, with Pulmatrix surviving as a wholly owned subsidiary of the Corporation:

All headings contained in the Bylaws are hereby amended to replace the words “RUTHIGEN, INC.” with the words “PULMATRIX, INC.” All other Articles and Sections of the Bylaws shall remain in full force and effect.

IN WITNESS WHEREOF, the undersigned duly authorized Chief Financial Officer and Secretary of the Corporation hereby certifies that this Bylaws Amendment was duly adopted by resolutions of the Board of Directors of the Corporation.

Ruthigen, INC.

By:	/s/ Sameer Harish
Name:	Sameer Harish
Title:	Chief Financial Officer and Secretary